RESTATED CERTIFICATE OF INCORPORATION

                                  OF

                     ACF INDUSTRIES, INCORPORATED


          ACF Industries, Incorporated, a corporation organized and existing under the laws of the State of New Jersey, restates, integrates and amends its Certificate of Incorporation, as heretofore amended and restated, to read in full as herein set forth:

          FIRST.  The name of the corporation is ACF
                  INDUSTRIES, INCORPORATED.

          SECOND. The location of its registered office in the State of New Jersey is 28 West State Street, Trenton, Mercer County, New Jersey 08608. The name of its registered agent therein upon whom process against this corporation may be served is The Corporation Trust Company.

          THIRD. The purposes for which the corporation is organized are to engage in any activity within the purposes for which corporations now or at any time hereafter may be organized under the New Jersey Business Corporation Act, and under all amendments or supplements thereto or any revision thereof.

          FOURTH. The total number of shares which the corporation shall have authority to issue is 20,000 common shares, without par value.

          No holder of any shares of the corporation of any class now or hereafter authorized shall have any right as such holder (other than such right, if any, as the Board of Directors in its discretion may determine to purchase, subscribe for or otherwise acquire any shares of the corporation of any class now or hereafter authorized, or any securities convertible into or exchangeable for any such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire any such shares, whether such shares, certificates, securities, warrants or other instruments be unissued or issued and thereafter acquired by the corporation.

          FIFTH. Action by the shareholders to adopt a proposed amendment to the Certificate of Incorporation or to approve a proposed plan of merger or consolidation involving the corporation or to approve a proposed sale, lease, exchange or disposition of all or substantially all the assets of the corporation, if not in the usual and regular course of its business as conducted by it, may be taken by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon and, in addition, if any class or series of shares is entitled to vote thereon as a class, by the affirmative vote of a majority of the votes cast in each class vote.

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          SIXTH.  The number of directors may be increased or
decreased at any time by vote of the Board of Directors and in case of an increase the Board of Directors shall have power to elect such additional Directors, to hold office until the next meeting of the shareholders or until their successors shall be elected.

          The Board of Directors shall have power without the assent or vote of the shareholders to authorize and cause to be executed mortgages or liens upon the real or personal property of the corporation; and from time to time, to sell, assign, transfer or otherwise dispose of any and all of the property of the corporation, but no such sale of all of the property shall be made except pursuant to the vote of at least two-thirds of the Board of Directors.

          The Board of Directors shall from time to time determine whether and to what extent, and at what time, and places, and under what conditions and regulations, the accounts and books of the corporation, or any of them shall be open to the inspection of the shareholders; and no shareholder shall have any right to inspect any account, or book or document of the corporation, except as conferred by statute or authorized by the Board of Directors, or by a resolution of the shareholders.

          SEVENTH. The corporation may lend money to or guarantee any obligation of, or otherwise assist, any officer or other employee of the corporation or any subsidiary, including any officer or employee who is also a director of the corporation, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation; provided, however, that the corporation may lend money to guarantee any obligation of, or otherwise assist, an officer of employee who is also a director of the corporation only if authorized by a majority of the entire Board of Directors.

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          EIGHTH.  Meetings of the shareholders of the corporation may be held at such place, within or without the State of New Jersey, as may from time to time be provided in the By-laws or as may be fixed by the Board of Directors pursuant to authority granted by the By-laws.

          NINTH. The number of directors constituting the corporation's current Board of Directors is three. The names and addresses of the persons currently serving as directors are set forth below:

          CARL C. ICAHN       1370 Avenue of the Americas
                              New York, New York 10029

          ALFRED D. KINGSLEY  1370 Avenue of the Americas
                              New York, New York 10029

          D. JOSEPH CORR      3301 Rider Trail South
                              St. Louis, Missouri 63045

          This Restated Certificate of Incorporation restates integrates and amends that Certificate of Incorporation as theretofore amended and restated by resolution of the Board of Directors or by action of the shareholders as the case may be.

          IN WITNESS WHEREOF, ACF Industries, Incorporated has made this certificate under the signature of its Senior Vice President this 19th day of March, 1986.

                              ACF INDUSTRIES, INCORPORATED



                              By: /s/ Henry Parrish
                                   Henry N. Parrish
                                   Senior Vice President

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                CERTIFICATE ATTACHED TO AND FILED WITH
                 RESTATED CERTIFICATE OF INCORPORATION
                    OF ACF INDUSTRIES INCORPORATED


          Pursuant to Section 14A:9-5(5), of the New Jersey Business Corporation Act, ACF Industries, Incorporated, a New Jersey
Corporation, hereby certifies as follows:

          (a) The name of the corporation is ACF INDUSTRIES, INCORPORATED.

          (b) The Restated Certificate of Incorporation of the corporation, to which this Certificate is attached, was adopted on February 27, 1986.

          (c) The Restated Certificate of Incorporation was adopted by the shareholders of the corporation as follows:

          (i) The number of shares entitled to vote on the adoption of the Restated Certificate of Incorporation was 15.021 shares itemized as follows:

          Class               Series    No. of Shares

     Common Shares            None        15,021
     (without par value)

          (ii) The number of shares voted for adoption of the Restated Certificate of Incorporation was 15,021 and the number of shares against such adoption was 0.

                              ACF INDUSTRIES, INCORPORATED



                              By: /s/ Henry Parrish

                              Name Henry N. Parrish

                              Title Senior Vice President
                                        and Secretary


Dated:  March 19, 1986